Exhibit (d)(8)

SUPPORT AGREEMENT

SUPPORT AGREEMENT (this "Agreement"), dated as of October 26, 2017, is by and among Franklin UK Bidco Limited, a company incorporated under the Laws of England and Wales ("Parent"), Fintrax US Acquisition Subsidiary, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent ("Acquisition Sub"), and Robert Cox ("Stockholder").

WHEREAS, Stockholder is, as of the date hereof, the record and beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which meaning will apply for all purposes of this Agreement) of the number of shares of Common Stock, par value $0.01 (the "Company Common Stock") of Planet Payment, Inc., a Delaware corporation (the "Company"), set forth opposite the name of Stockholder on Schedule I hereto;

WHEREAS, Parent, Acquisition Sub, and the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof, in the form attached hereto as Exhibit A (as may be amended from time to time, the "Merger Agreement"), which provides, among other things, for Acquisition Sub to commence a tender offer for all of the issued and outstanding shares of Company Common Stock and Series A Preferred Stock, par value $0.01 (the "Company Preferred Stock") (the "Offer") and, following the completion of the Offer, the merger of Acquisition Sub with and into the Company, with the Company surviving (the "Merger"), upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement); and

WHEREAS, as a condition to the willingness of Parent and Acquisition Sub to enter into the Merger Agreement and as an inducement and in consideration therefor, Stockholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1.         Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Parent and Acquisition Sub as follows:

(a)          Stockholder (i) is the record and beneficial owner of the shares of Company Common Stock (together with any shares of Company Common Stock which Stockholder may acquire at any time in the future during the term of this Agreement, the "Shares") on Schedule I to this Agreement and (ii) except as set forth in Schedule I to this Agreement, does not have beneficial ownership of any other shares of Company Common Stock, Company Preferred Stock or any performance based stock units, restricted stock, deferred stock units, options, warrants or other right or security convertible into or exercisable or exchangeable for shares of Company Common Stock.

(b)          Stockholder has full legal capacity, right and authority to execute and deliver this Agreement, to perform Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby.

(c)          This Agreement has been validly executed and delivered by Stockholder and, assuming this Agreement constitutes a valid and binding obligation of Parent and Acquisition Sub, constitutes the valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, moratorium and other laws of general application affecting enforcement of creditors' rights generally, and (ii) that the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

(d)          If Stockholder is married, and any of the Shares of Stockholder constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been validly executed and delivered by Stockholder’s spouse and, assuming this Agreement constitutes a valid and binding obligation of Parent and Acquisition Sub, is enforceable against Stockholder’s spouse in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, moratorium and other laws of general application affecting enforcement of creditors' rights generally, and (ii) that the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

(e)          Neither the execution and delivery of this Agreement nor the consummation by Stockholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which Stockholder is a party or by which Stockholder or Stockholder's assets are bound. The consummation by Stockholder of the transactions contemplated hereby will not (i) violate any provision of any judgment, order or decree applicable to Stockholder or (ii) require any consent, approval, or notice under any statute, law, rule or regulation applicable to Stockholder other than (x) as required under the Exchange Act or the Securities Act and the rules and regulations promulgated thereunder and (y) where the failure to obtain such consents or approvals or to make such notifications, would not, individually or in the aggregate, prevent or materially delay the performance by Stockholder of any of its obligations under this Agreement.

(f)          The Shares and the certificates, if any, representing the Shares owned by Stockholder are now, and at all times during the term hereof will be, held by Stockholder, by a nominee or custodian for the benefit of Stockholder or by the depository under the Offer, free and clear of all liens, claims, security interests, voting trusts or agreements, options, rights, understandings or arrangements or any other encumbrances or restrictions whatsoever on title, transfer, or exercise of any rights of a stockholder in respect of such Shares (collectively, "Encumbrances"), except for (i) any such Encumbrances arising hereunder (in connection therewith any restrictions on transfer or any other Encumbrances have been waived by appropriate consent) and (ii) Encumbrances imposed by federal or state securities laws (collectively, "Permitted Encumbrances").

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(g)          Except as otherwise set forth in this Agreement, Stockholder has full voting power, full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

(h)          No broker, investment banker, financial advisor or other advisor of Stockholder or any of Stockholder's Affiliates is or may be entitled to any banking, broker's, finder's, success, completion or similar fee or commission from Parent, Acquisition Sub or the Company in respect of transactions contemplated by this Agreement based on any arrangements made by or on behalf of Stockholder.

(i)          There is no suit, claim, action, investigation or other proceeding pending or, to the knowledge of Stockholder, threatened by, against, or involving or affecting Stockholder and/or any of its Affiliates before or by any Governmental Entity that would reasonably be expected to prevent or materially delay the performance by Stockholder of its obligations hereunder or impair the ability of Stockholder to consummate the transactions contemplated hereby.

(j)          Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon Stockholder's execution and delivery of this Agreement.

SECTION 2.         Representations and Warranties of Parent and Acquisition Sub. Each of Parent and Acquisition Sub hereby, jointly and severally, represents and warrants to Stockholder as follows:

(a)          Each of Parent and Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and each of Parent and the Acquisition Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

(b)          This Agreement has been duly authorized, executed and delivered by each of Parent and Acquisition Sub, and constitutes the valid and binding obligations of each of Parent and Acquisition Sub, enforceable against each of them in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

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(c)          Neither the execution and delivery of this Agreement or the Merger Agreement by each of Parent and Acquisition Sub nor the consummation by Parent and Acquisition Sub of the transactions contemplated hereby or thereby will result in a violation of, or a default under, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which either Parent or Acquisition Sub is a party or by which either Parent or Acquisition Sub or their respective assets are bound. The consummation by Parent and Acquisition Sub of the transactions contemplated by this Agreement or the Merger Agreement will not (i) violate any provision of any judgment, order or decree applicable to Parent or Acquisition Sub or (ii) require any consent, approval or notice under any statute, law, rule or regulation applicable to either Parent or Acquisition Sub, other than (x) as required under applicable federal securities laws, including the Exchange Act and the rules and regulations promulgated thereunder, the rules of any applicable securities exchange, the pre-merger notification requirements of the HSR Act, and filings and recordation of appropriate merger documents as required by the General Corporation Law of the State of Delaware ("DGCL") or any other applicable Laws, and (y) where the failure to obtain such consents or approvals or to make such notifications, would not, individually or in the aggregate, prevent or materially delay the performance by either Parent or Acquisition Sub of any of their obligations under this Agreement.

SECTION 3.         Tender of the Shares.

(a)          Subject to the terms of this Agreement, Stockholder hereby agrees that it shall irrevocably tender its Shares, or cause its Shares to be validly and irrevocably tendered, into the Offer pursuant to and in accordance with the terms of the Offer, free and clear of all Encumbrances (other than Permitted Encumbrances). Without limiting the generality of the foregoing, as promptly as practicable after, but in no event later than the tenth (10th) business day after, the commencement of the Offer pursuant to Section 2.1 of the Merger Agreement, Stockholder shall deliver pursuant to the terms of the Offer all of the Shares owned by Stockholder as of the date of such tender (the "Tender Date") together with the letter of transmittal and any other documents or instruments required thereby in order to effect the valid tender of Stockholder's Shares. If Stockholder acquires any Shares after the Tender Date, Stockholder shall tender into the Offer such Shares prior to the earlier of (x) the fifth (5th) business day following the date that Stockholder shall acquire such Shares and (y) the Expiration Date. Stockholder agrees that, once its Shares are tendered, Stockholder shall not withdraw any of such Shares from the Offer, unless and until (i) this Agreement shall have been terminated in accordance with Section 11 hereof or (ii) the Offer shall have been terminated in accordance with the Merger Agreement. Upon the occurrence of (i) or (ii) in the preceding sentence, Parent and Acquisition Sub shall promptly return, and shall cause any depository or paying agent, including the Paying Agent, acting on behalf of Parent and Acquisition Sub, to return all tendered Shares to Stockholder.

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(b)          Upon receipt of payment in full for all of its Shares pursuant to the Merger Agreement, Stockholder agrees that any and all rights incident to its ownership of Shares (including any rights to recover amounts, if any, that may be determined to be due to any stockholder or former stockholder of the Company), including but not limited to rights arising out of Stockholder's ownership of Shares prior to the transfer of such Shares to Acquisition Sub or Parent pursuant to the Offer or pursuant to the Merger Agreement, shall be transferred to Acquisition Sub and Parent upon the transfer to Acquisition Sub or Parent of Stockholder's Shares.

SECTION 4.         No Transfer; No Inconsistent Arrangement.

(a)          Prior to the termination of this Agreement, except as otherwise provided herein (including pursuant to Section 3 or Section 5) or in the Merger Agreement, Stockholder shall not, and Stockholder shall cause each of its subsidiaries not to: (i) transfer, assign, sell, gift-over, hedge, pledge or otherwise dispose (whether by sale, liquidation, dissolution, dividend or distribution) of, enter into any derivative arrangement with respect to, create or suffer to exist any Encumbrances (other than Permitted Encumbrances) on or consent to any of the foregoing ("Transfer"), any or all of the Shares or any right or interest therein; (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer; (iii) grant any proxy, power-of-attorney or other authorization or consent with respect to any of the Shares with respect to any matter that is, or that is reasonably likely to be exercised in a manner, inconsistent with the transactions contemplated by the Merger Agreement or the provisions thereof; (iv) deposit any of the Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Shares; or (v) knowingly, directly or indirectly, take or cause the taking of any other action that would restrict, limit or interfere with the performance of Stockholder's obligations hereunder or the transactions contemplated hereby, excluding any bankruptcy filing. Without limiting the foregoing, at all times commencing with the execution and delivery of this Agreement and continuing until the termination of this Agreement pursuant to Section 11, Stockholder shall not tender the Shares into any tender or exchange offer commenced by a Person other than Parent, Acquisition Sub or any other Subsidiary of Parent.

(b)          Notwithstanding the foregoing, Stockholder may make (a) Transfers of Shares by will or by operation of law or other transfers for estate planning purposes, in which case any such transferee shall agree in writing to be bound by this Agreement prior to the consummation of any such Transfer and (b) as Parent may otherwise agree in writing in its sole discretion.

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SECTION 5.         Grant of Irrevocable Proxy; Voting Agreement.

(a)          Stockholder hereby revokes and agrees to cause to be revoked any proxies that such Stockholder has heretofore granted with respect to the Shares. Without in any way limiting Stockholder's right to vote the Shares in its sole discretion on any other matters that may be submitted to a stockholder vote, consent or other approval, Stockholder hereby irrevocably grants to, and appoints, Parent and any designee thereof, Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Stockholder, to attend any meeting of stockholders of the Company on behalf of Stockholder, to include such Shares in any computation for purposes of establishing a quorum at any meeting of stockholders of the Company, and to vote all Shares beneficially owned or controlled by Stockholder (the "Vote Shares"), or to grant a consent or approval in respect of the Vote Shares, in connection with any meeting of stockholders of the Company or any action by written consent in lieu of a meeting of stockholders of the Company (i) in favor of (A) the approval of the Merger Agreement and the transactions contemplated thereunder and/or (B) approval of any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the approval of the Merger Agreement or such other transaction on the date on which such meeting is held, (ii) against (A) any action or agreement which is intended or would reasonably be expected to impede, delay, postpone, interfere with, nullify or prevent, in each case in any material respect the Offer or the Merger, including, but not limited to, any other extraordinary corporate transaction, including a merger, acquisition, sale, consolidation, reorganization, recapitalization, extraordinary dividend or liquidation involving the Company and a Third Party, or any other proposal of a Third Party to acquire the Company or all or substantially all of the assets thereof, (B) any Acquisition Proposal and any action in furtherance of any Acquisition Proposal or (C) any action, proposal, transaction or agreement that would reasonably be expected to result in the occurrence of any condition set forth in Annex I to the Merger Agreement not being satisfied or result in a breach of any covenant, representation or warranty or any other obligation or agreement of such Stockholder under this Agreement and/or (iii) in favor of any other matter necessary for the consummation of the transactions contemplated by the Merger Agreement, which is considered at any such meeting of stockholders of the Company.

(b)          Stockholder hereby represents that any proxies heretofore given in respect of the Shares, if any, are revocable, and hereby revokes such proxies.

(c)          Stockholder hereby affirms that the irrevocable proxy set forth in this Section 5 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in this Section or in Section 12 hereof, is intended to be irrevocable in accordance with the provisions of Section 212 of the DGCL. If during the term of this Agreement for any reason the proxy granted herein is not irrevocable, then Stockholder agrees that it shall vote its Shares in accordance with Section 5(a) above as instructed by Parent in writing. The parties agree that the foregoing shall be a voting agreement created under Section 218 of the DGCL.

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SECTION 6.         No Solicitation; Acquisition Proposals.

(a)          Stockholder shall not, and shall cause each of its controlled Affiliates, and its and their respective officers and directors (if applicable) not to, and will instruct and use commercially reasonable efforts to cause any of its other Affiliates or Persons acting on its or their behalf (including employees, investment bankers, attorneys, accountants or other agents, "Representatives") not to, directly or indirectly, (A) solicit, initiate, endorse or knowingly encourage or knowingly facilitate the submission or announcement of any Acquisition Proposal or Acquisition Inquiry or any proposals or offers that constitute or would reasonably be expected to lead to an Acquisition Proposal, (B) furnish or disclose any information regarding the Company to any Person in connection with, or in response to, an Acquisition Proposal or Acquisition Inquiry, (C) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry, or (D) approve, recommend or enter into, any letter of intent or similar document, agreement or commitment, or agreement in principle (whether written or oral, binding or nonbinding) with respect to an Acquisition Proposal; provided, however, that in each of the foregoing clauses (A)-(D), in the event a Third Party submits an unsolicited bona fide written Acquisition Proposal to the Company, the Stockholder or any of its Representatives shall not be prohibited from participating in any discussions or negotiations with respect to a possible tender and support, voting or similar agreement in connection with such Acquisition Proposal if and only if, and following the Company’s receipt of such Acquisition Proposal, the Company Board determines that the Company and its representatives may engage in such discussions or negotiations in response to such Acquisition Proposal pursuant to and in accordance with the terms of Section 6.2(a) of the Merger Agreement. Stockholder shall, and shall cause its Representatives to, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Person relating to any Acquisition Proposal or Acquisition Inquiry.

(b)          It is understood that this Agreement limits the rights of Stockholder only to the extent that Stockholder is acting in Stockholder's capacity as a stockholder of the Company, and nothing herein shall be construed as preventing Stockholder acting in its capacity as an officer or director of the Company, or as a trustee or fiduciary of any employee benefit plan or trust, from fulfilling the obligations of such office (including, subject to the limitation contained in Section 6.2 of the Merger Agreement, the performance of obligations required by the fiduciary obligations of Stockholder acting solely in its capacity as an officer or director, trustee or fiduciary) and no action taken solely in any such capacity as an officer or director of the Company shall be deemed to constitute a breach of this Agreement.

SECTION 7.         Waiver of Appraisal and Dissenters' Rights and Actions. Stockholder hereby (i) waives and agrees not to exercise any rights (including under Section 262 of the DGCL) to demand appraisal of any Shares or rights to dissent from the Merger which may arise with respect to the Merger and (ii) agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or other proceeding, against Parent, Acquisition Sub, the Company or any of their respective directors, officers or successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the making or consummation of the Offer or consummation of the Merger, including any proceeding (x) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (y) alleging a breach of any fiduciary duty of the Board of Directors of the Company in connection with the Merger Agreement or the transactions contemplated thereby.

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SECTION 8.         Public Announcements. Stockholder shall not issue any press release or make any public statement with respect to the Offer, the Merger, the Merger Agreement or this Agreement and the transactions contemplated hereby without the prior written consent of Parent, except as may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or Governmental Entity to which Stockholder is subject, in which case Stockholder shall use its commercially reasonable efforts to allow Parent reasonable time to comment on such release or announcement in advance of such issuance. Stockholder (a) consents to and authorizes the publication and disclosure by Parent and its Affiliates of its identity and holdings of the Shares and the nature of its commitments and obligations under this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information that Parent reasonably determines is required to be disclosed by applicable Law in any announcement, press release, the Offer Documents, the Company's Schedule 14D-9 (in each case, including all schedules and documents filed with the SEC) or any other disclosure document in connection with the Offer, the Merger, or any other Transactions contemplated by the Merger Agreement, (b) agrees to promptly give to Parent and the Company any information they may reasonably require for the preparation of any such disclosure documents and (c) agrees to promptly notify Parent and the Company of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if any, to the extent that any shall be or have become false or misleading in any material respect.

SECTION 9.         Adjustments. In the event (a) of any stock dividend, stock split, merger, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company on, of or affecting the Shares or (b) that Stockholder shall become the beneficial owner of any additional shares of Company Common Stock, then the terms of this Agreement shall apply to the shares of Company Common Stock held by Stockholder immediately following the effectiveness of the events described in clause (a) or Stockholder becoming the beneficial owner thereof as described in clause (b), as though, in either case, they were Shares hereunder. In the event that Stockholder shall become the beneficial owner of any other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 5 hereof, then the terms of Section 5 hereof shall apply to such other securities as though they were Shares hereunder.

SECTION 10.       Further Assurances. Each party shall execute and deliver, or cause to be executed and delivered, any additional documents and take, or cause to be taken, any further actions, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to perform its obligations under this Agreement.

SECTION 11.       Termination.

(a)          This Agreement shall terminate immediately upon the earliest to occur of the following:

(i)           valid termination of the Merger Agreement pursuant to the terms thereof;

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(ii)         the Effective Time;

(iii)        such date and time as (A) any amendment or change to the Merger Agreement is effected without Stockholder's consent that decreases the Offer Price or changes the form of consideration payable under the Merger Agreement to such Stockholder, or (B) any amendment or change to the Merger Agreement that is not approved by the Board of Directors of the Company is effected without Stockholder's consent that materially and adversely affects Stockholder; or

(iv)        the mutual written consent of Parent and Stockholder.

(b)          Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that (i) nothing set forth in this Section 11 shall relieve any party from liability for any willful breach of this Agreement prior to termination hereof and (ii) Section 12 hereof shall survive the termination of this Agreement.

SECTION 12.       Miscellaneous.

(a)          Certain Definitions. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement.

(b)          Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

(c)          Entire Agreement. This Agreement, together with Schedule I, and any other documents and certificates delivered pursuant hereto, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter of this Agreement.

(d)          Governing Law and Venue; Waiver of Jury Trial. This Agreement is made under, and shall be construed and enforced in accordance with, the laws of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law. Each of the parties hereto (a) consents to and submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware (the "Delaware Courts") in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (c) shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) shall not bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.

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(e)          Assignability; Parties in Interest. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective successors and assigns. This Agreement shall not be assignable by any party hereto without the express written consent of the other parties hereto, and any attempt to make any such assignment without such consent shall be null and void. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the parties hereto, any right, benefit or remedy of any nature.

(f)          Notices. All notices, requests, claims, demands and other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, sent via electronic mail (receipt confirmed), facsimile (receipt confirmed) or sent by a nationally recognized overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Stockholder, to:

Robert Cox

c/o Planet Payment, Inc.

670 Long Beach Boulevard

Long Beach, NY 11561

Attention: David R. Fishkin

Facsimile: (516) 670-3520

E-mail: dfishkin@planetpayment.com

with copies to:

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

Attention: James A. Matarese

   Blake Liggio

Facsimile: (617) 523-1231

E-mail: jmatarese@goodwinlaw.com

bliggio@goodwinlaw.com

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If to Parent or Acquisition Sub, to:

Fintrax Group

Martin House, Galway Business Park

Dangan, Galway, H91A06C, Ireland

Attention: John Glynn

E-mail: john.glynn@fintrax.com

and with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attention: Sean C. Doyle

Facsimile: (917) 777-2554

E-mail: sean.doyle@skadden.com

(g)          Severability of Provisions. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

(h)          Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(i)          Counterparts. This Agreement may be executed and delivered (including by facsimile or other form of electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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(j)          Specific Performance. The parties hereto agree that irreparable damage would occur and that the parties hereto would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Courts without proof of damages and, in any action for specific performance, each party hereto waives the defense of adequacy of a remedy at law and waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at law or in equity. The parties hereto further agree that by seeking the remedies provided for in this Section 12(j), a party shall not in any respect waive its right to seek any other form of relief that may be available to such party under this Agreement (including monetary damages) for breach of any of the provisions of this Agreement or in the event that the remedies provided for in this Section 12(j) are not available or otherwise are not granted.

(k)          Expenses. All fees and expenses incurred in connection this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

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IN WITNESS WHEREOF, Parent, Acquisition Sub and Stockholder have caused this Agreement to be duly executed and delivered as of the date first written above.

Franklin UK Bidco Limited

By:	/s/ Marc Frappier
Name:
Title:

Fintrax Acquisition Subsidiary, Inc.

By:	/s/ Patrick Waldron
Name:
Title:

Robert Cox

By:	/s/ Robert Cox
Name:
Title: